Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of March 27, 2026 (the “Effective Date”), by and between StubHub Holdings, Inc., a Delaware corporation (the “Company”), and Andrew Raab (“Consultant”), with reference to the following facts:

A. Consultant possesses special skills, knowledge and qualifications beneficial to the business of the Company.

B. The parties hereto desire to enter into this Agreement under which Consultant will provide certain consulting services to the Company.

C. The parties intend that Consultant shall be an independent contractor with and to the Company under this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Engagement. The Company hereby engages the non-exclusive services of Consultant, and Consultant accepts such engagement upon the terms and conditions set forth herein. Consultant shall provide the advice, counsel and consulting services described on Schedule 1 hereto (the “Services”), and such other services as mutually agreed by the Company and Consultant from time to time during the Term (as defined below), consistent with Consultant’s prior business experience and expertise. Subject to Section 5 below, during the Term, Consultant shall have the right to engage in any other gainful activities and businesses.

2. Term and Termination.

(a) Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall automatically expire on March 27, 2029, unless earlier terminated by the Company in accordance with Section 2(b) or by either party in accordance with Section 2(c).

(b) Termination for Cause. This Agreement may be terminated by the Company if the Consultant takes, or omits to take, any action that constitutes “Cause.” For purposes of this Agreement, “Cause” means (i) any plea of no contest by, or conviction of, Consultant of a criminal offense which constitutes a felony or (ii) Consultant’s material breach of any of Consultant’s representations, warranties, covenants or obligations under Section 5, 6 or 7 that remains uncured, if capable of being cured, for thirty (30) days after Consultant’s receipt of written notice of such breach from the Company.

(c) Termination for Convenience. Either party may terminate this Agreement for any reason by sending written notice to the other party of such party’s intent to terminate the Agreement at least sixty (60) days prior to the desired termination date.

(d) Effect of Termination. Any expiration of the Term pursuant to Section 2(a) shall be without liability or continuing obligation of the Company or Consultant, except that Consultant shall remain entitled to all consideration, if any, earned hereunder but not yet paid prior to such expiration, in each case as contemplated by Section 3, unless the Company has terminated for Cause under Section 2(b) (subject to any cure rights thereunder).

3. Consideration. As consideration for the Services provided hereunder, Consultant shall receive the following consideration from the Company:

(a) Restricted Stock Units. On the Effective Date, Consultant shall receive a grant of $200,000 (the “Target Value”) worth of restricted stock units (the “RSUs”) of the Company. The number of RSUs granted will be the result from dividing the Target Value by the closing trading price of one share of common stock of StubHub Holdings, Inc. (NYSE: STUB) on the New York Stock Exchange on the Effective Date. The RSUs shall vest as follows: (i) $100,000 worth of the RSUs shall vest on the Effective Date; and (ii) the remaining $100,000 worth of RSUs will vest over three years, and will begin vesting on July 1, 2026 and will vest in substantially equal installments on the last day of each calendar quarter during such year (each such date, a “Vesting Date”), subject to your continued engagement and provision of Services hereunder through each applicable Vesting Date. The grant of RSUs will be governed by the terms and conditions of the Amended and Restated 2022 Omnibus Incentive Plan of StubHub Holdings, Inc. (the “Plan”), and the applicable Grant Notice and Award Agreement that you will receive in connection with the grant. Subject to the provisions of this Agreement and the Plan, the Company will issue to you one share of Common Stock for each RSU that becomes vested in accordance with the vesting schedule set forth in the Grant Notice (and has not otherwise been terminated or forfeited) on the first trading day following the applicable Vesting Date.

(b) Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in connection with the performance of the Services and which are documented in a manner satisfactory to the Company (all receipts retained and provided to the Company). Notwithstanding the foregoing, Consultant shall not incur any single expense in excess of $1,000, or aggregate expenses in excess of $2,500, without the Company’s prior written consent.

4. Nature of Services. Consultant shall perform diligently and to the best of Consultant’s talents, skills and expertise, all of the Services which Consultant is required to perform under this Agreement and shall devote such time to the performance of the Services as may be necessary. Consultant shall not delegate the performance of any of the Services to any other person, firm or corporation without the prior written consent of the Company in each instance, which consent the Company may grant or withhold in its sole and absolute discretion. The Company shall have the right, at any time and from time to time, to hire any other person, firm or entity to provide all or any portion of the Services which Consultant has agreed to provide to the Company hereunder.

5. Non-Competition and Non-Solicitation.

(a) Consultant shall not, directly or indirectly, through another person or entity, anywhere in the world (whether as agent, creditor, director, employee, independent contractor, manager, member, partner, officer, principal, security holder, or otherwise), (i) during the Term and for a period of one (1) year following the termination of this Agreement, advise, consult or assist, with respect to its ticketing business activities, any person or entity engaged anywhere in the world in the business of providing ticketing or ticketing exchange services, including, without limitation, eBay, GetMeIn!, Seatwave, Live Nation, Ticketmaster, AXS Tickets, See Tickets, CTS Eventim, FNAC, Audienceview, Eventbrite, AEG, tickets.com, Ticketbis, Digitick, Zepass, Ticketfly, tixdaq, Topspin, Zepass, SeatGeek, YPlan, ScoreBig, Gametime, Songkick, Ticketswap, Gigsberg, Vivid Seats, Tickpick, Twickets, Scarlet Mist, Gumtree, Facebook, Twitter, Vibe Tickets, TEG MJR, Dice, We Got Tickets, Ticketgum, Chelsea FC Ticket Exchange, Gofootballtickets, Wimbledon Holders, Double8Tickets, Premier Events, Livefootballtickets, 1st4footballtickets, Bitticket, Onlineticketexpress, TicketRoyale, Vivastreet.co.uk, Resident Advisor, Skiddle and Ticketline; and (ii) during the Term and for a period of one (1) year following the termination of this Agreement, solicit for employment or as independent contractor, or hire or engage (other than on Company’s behalf), any person or entity who is or within one (1) year previously was an employee, manager, officer, or member of the Company or any of its subsidiaries or affiliated entities.

(b) Consultant recognizes that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the Company’s business and that, if a court shall determine any such territorial or time limitation to be unreasonable, such person or entity agrees to request, and to submit to, the reduction of said territorial or time limitation to such an area or period as such court shall deem reasonable. If such person or entity breaches any of the foregoing restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the period during which such breach occurred.

(c) This Section 5 shall not prohibit Consultant from owning beneficially, as meant in Rule 13d-3 under the Securities Exchange Act of 1934, an equity interest of 1% or less in any other entity, whether or not such entity conducts in any business that is competitive with any business conducted by the Company or any of its subsidiaries or affiliated entities.

6. Confidentiality. Consultant and the Company are party to that certain Non-Disclosure Agreement, dated as of February 19, 2026 (the “Non-Disclosure Agreement”). Consultant acknowledges and agrees that the terms of the Non-Disclosure Agreement shall apply to the Services provided by Consultant hereunder as if it were the “Receiving Party” thereunder.

7. Company’s Intellectual Property Rights.

(a) Work for Hire. Consultant agrees that all work, materials (tangible and intangible) and products produced, developed, created or completed by Consultant during the course of Consultant’s providing Services to the Company that relate to the actual or contemplated business of the Company or any of its subsidiaries or affiliated entities shall be deemed “work made for hire,” as such term is defined under the copyright laws of the United States, and are expressly intended to be wholly owned, and all copyright rights therein to be held, by the Company. To the extent that any such copyrightable works may not, by operation of law, be works for hire, Consultant agrees to and hereby does assign to the Company or its designees ownership of all copyright rights in those works. The Company shall have the right to obtain and hold in its own name copyrights, registrations and similar protection which may be available for those works. Consultant agrees to give the Company or its designees all assistance it may reasonably require to secure or protect those rights.

(b) Company’s Proprietary Rights. Consultant agrees that all discoveries, developments, improvements, modifications, innovations, inventions, processes, programs, operating instructions, manuals, documentation, discs, tapes, written materials, systems, techniques, hardware, software or test procedures, whether or not patentable (referred to herein as “Inventions”), that are made, conceived or reduced to practice by Consultant, in connection with Consultant’s providing Services to the Company, solely or with others, whether or not during working hours or on the Company’s premises, and that (i) relate to the Company’s business activities or actual or demonstrably anticipated research or development or a reasonable or contemplated expansion thereof, or (ii) result from any work performed by Consultant for the Company, or (iii) are developed on the Company’s time or using the Company’s equipment, supplies, facilities or trade secret information, or (iv) are based upon or are related to trade secrets and other confidential information of the Company shall be the property of, and shall promptly be disclosed by Consultant to, the Company. For the avoidance of doubt, “Inventions” shall not include any software, owned or developed by, or licensed to Consultant, or methodologies, techniques, software libraries, tools, algorithms, materials, products, ideas, designs, and know-how (including all copies, enhancements, modifications, revisions, and derivative works of any of the foregoing) that existed prior to the date hereof or are acquired by Consultant from a third party thereafter or developed independently and outside the scope of this Agreement.

(c) Cooperation. Consultant agrees that, at any time during or after Consultant’s relationship with the Company, Consultant shall, without further compensation, but at the Company’s sole expense, sign all papers and cooperate in all other acts reasonably required to secure or protect the Company’s rights in all such property identified in subsections 7(a) and 7(b) above, including without limitation executing written assignments therefor and applying for, obtaining and enforcing copyrights or patents thereon in any and all countries. In the event that Consultant is unable or unavailable or shall refuse to sign any lawful or necessary documents required in order for the Company to apply for and obtain any copyright or patent with respect to any work performed by Consultant under this Agreement (including applications or renewals, extensions, divisions or continuations), Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and in Consultant’s behalf, and in Consultant’s place and stead, to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents with respect to such new developments with the same legal force and effect as if executed by Consultant.

(b) Enforcement/Remedies. Consultant understands and acknowledges that a breach of the provisions of this Agreement would injure the Company irreparably in a way that could not be adequately compensated for by an award of monetary damages. Consultant therefore agrees that in the event of any breach or threatened breach by Consultant, the Company shall be entitled to an injunction, without bond, restraining such breach, as well as costs and attorneys’ fees relating to any such proceeding or any other legal action taken to enforce the Company’s rights under the Agreement. Nothing herein shall be construed, however, as prohibiting the Company from pursuing other available remedies or recovering on any claim for damages for such breach or threatened breach.

8. Enforceability in Jurisdictions. The Company and Consultant intend to and do hereby confer jurisdiction to enforce the provisions of Sections 5 (Non-Competition and Non-Solicitation) and 6 (Confidentiality) (together, the “Restrictive Covenants”) upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Consultant that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

9. No Conflicting Agreements. Consultant represents and warrants to the Company that there are no agreements to which Consultant is a party which would prevent Consultant’s timely and complete performance of the terms and conditions of this Agreement, and Consultant shall not enter into any such agreement during the term of this Agreement.

10. Notices. All notices, requests and other communications of any kind which either party hereto may be required or desires to serve upon the other party under the terms of this Agreement shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by telecopy or mailed first class, postage prepaid by certified mail, return receipt requested, in all cases addressed to:

If to Consultant:	Andrew Raab
[***]

If to the Company:	StubHub Holdings, Inc.
4 World Trade Center
150 Greenwich Street, 61st Floor
New York, New York 10007
Attention: Chief Legal Officer

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery to the address set forth above. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

11. Relationship and Authority. Neither Consultant, nor Consultant’s officers, directors, employees, agents or representatives, shall act nor hold itself or themselves out as having any authority to do or say anything on behalf of the Company, or any of its subsidiaries or affiliated entities, without the Company’s prior written consent in each instance, nor make any representation that it, he or she is authorized to act as an officer, director, employee, agent or representative of the Company or any of its subsidiaries or affiliated entities. The relationship between Consultant and the Company hereunder shall be one of an independent contractor, and nothing herein shall create a relationship of employer/employee, partners, or joint venturers or make any party hereto an agent of any other party hereto.

12. Assignment. Nothing contained in this Agreement shall be construed to permit the assignment by Consultant of any right or obligation under this Agreement and any such assignment is expressly prohibited without the prior written consent of the Company, which may be granted or withheld in the Company’s sole and absolute discretion.

13. Section Headings; Interpretation. The headings of the several paragraphs of this Agreement are inserted solely for convenience of reference and are not a part hereof and are not intended to govern, limit or aid in the construction of any term or provision hereof. For purposes of this Agreement, references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified.

14. Entire Agreement. This Agreement (including the schedules and exhibits hereto) and the agreements, documents and instruments to be executed and delivered pursuant hereto or thereto are intended to embody the final, complete and exclusive agreement among the parties with respect to the subject matter hereof; are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior to contemporaneous agreement, understanding or representation, whether written or oral.

15. Waiver; Modification. No provision of this Agreement may be amended or modified, or the termination or discharge thereof agreed to or acknowledged orally, but such may be accomplished only by an agreement in writing signed by the party against whom the enforcement of any such waiver, amendment, modification, termination or discharge is sought.

16. Severability. The provisions of this Agreement are severable, and in the event that any provision is declared invalid, this Agreement shall be interpreted as if such invalid provision were not contained herein.

17. Applicable Law. The Agreement shall be governed by laws of New York without giving effect to its conflict of laws rules.

18. Arbitration. The parties hereto agree that any dispute or controversy arising out of or relating to this Agreement (each, a “Disputed Matter”) hereunder shall be submitted to binding arbitration before one arbitrator (“Arbitrator”). The Arbitrator shall have sole authority to resolve any Disputed Matter. This Section 18 shall not prevent either party from seeking temporary or preliminary relief in a court with respect to any Disputed Matter (including to enforce this Section 18, but the final determination of such Disputed Matter shall be made by the Arbitrator, who shall have authority to grant injunctive relief. The arbitration shall be administered by the American Arbitration Association in New York, New York, in accordance with its then current Commercial Arbitration Rules. The Arbitrator shall have no authority to award punitive or other exemplary damages. The Arbitrator’s finding of facts shall be final and binding upon the parties, and the Arbitrator’s decision shall not subject to judicial review, except insofar as a party to this Agreement claims any material error of law shall be contained therein. The Arbitrator shall determine which party is the prevailing party, and, in addition to any other relief to which the prevailing party in any arbitration hereunder may be entitled, unless the Arbitrator shall determine otherwise for reasons set forth in the Arbitrator’s decision, the non-prevailing party shall bear the costs of the arbitration, and the prevailing party shall be entitled to recover from the non-prevailing party all of its reasonable attorneys’ fees and costs. The arbitration, any arbitration award, and any documents produced by another party in the proceeding not otherwise in the public domain, shall be kept confidential and shall not be disclosed except as required by law or to the extent necessary to enforce an award in legal proceedings.

19. Further Assurances. The Company and Consultant shall, whenever and as often as reasonably requested to do so by the other party, execute, acknowledge and deliver or cause to be executed, acknowledged or delivered, any and all agreements and instruments as may be necessary, expedient or proper in the opinion of the requesting party to carry out the intent and purposes of this Agreement, provided that the requesting party shall bear the cost and expense of such further agreements and instruments (except that each party shall bear its own legal fees).

20. Gender; Tense; etc. Where the context or construction herein requires, all words applied in the plural shall be deemed to include the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tenses, and vice versa.

21. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

“CONSULTANT”

/s/ Andrew Raab
Andrew Raab

“THE COMPANY”

STUBHUB HOLDINGS, INC.

By:	/s/ Mark Streams
Name: Mark Streams
Title: Chief Legal Officer

SCHEDULE 1

Services

1. General Advisory Services. Consultant will provide general advisory services on the continued expansion of the business of the Company, its subsidiaries and affiliated entities throughout the world, and assist in the development of strategies and tactics for the same.